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UNITED STATES

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ShotSpotter, Inc.

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May 2, 2022

Dear Fellow Shareholders,

I am grateful to be able to write my fifth letter to you since taking the company public in 2017. 2021 was a pivotal year for the company as we began to enjoy the benefit of our growth strategy that we outlined in my last letter. ShotSpotter grew top line revenue 27% to $58.2 million in 2021 from $45.7 the year prior. This was in part driven by doubling our domestic go-live pace from 49 miles in 2020 to over 100 miles in 2021. We were also successful in integrating our late 2020 LEEDS acquisition, which included increasing the annual recurring revenue from the LEEDS maintenance and support contract with NYPD by over 40% in Q4’21. Our top line revenue growth performance was highly efficient, requiring only $0.37 of sales and marketing expense to drive $1 of annualized revenue for the year. In addition, we experienced less than 1% net GAAP revenue attrition and when including revenue generated from expansions achieved a 125% revenue retention rate. For more information on these financial metrics, I encourage you to read our annual report on Form 10-K for 2021.

We have been intentional on expanding our capabilities to help drive law enforcement’s front office digitization journey through our unique technology offerings. Our product suite has grown beyond traditional acoustic gunshot detection to now include patrol management, an integrated investigative case management solution, and a robust companion investigative data aggregation lead generation tool that we garnered from our recent acquisition of Forensic Logic. These solutions are being integrated and positioned as a precision policing platform that helps law enforcement be more efficient, effective and equitable in delivering public safety outcomes to the communities they serve and protect. The current environs of increased public expectations and accountability of law enforcement to deal with rising crime and the struggle of law enforcement agencies are facing with limited personnel resources speak to the large market opportunity for unique technology to make a difference.

We believe this structural opportunity will enable ShotSpotter to achieve revenue growth at a 25% compounded annual growth rate from 2021 over the next 3-5 years with ~40% adjusted EBITDA margins. Our confidence is based on: the visibility that is afforded by our subscription model; our large IP portfolio and first mover advantage; stickiness based on our low attrition/high revenue retention experience; and lastly the viral and efficient nature of our revenue as measured by our net promoter score and low cost of customer acquisition. This combined revenue growth plus adjusted EBITDA margin, if achieved, would place us well above the “Rule of 40”.

I would encourage you to read our companion 2021 Environmental, Social and Governance (ESG) Report, which outlines several of the initiatives we have undertaken that we strongly believe position the company for continued and sustainable long-term growth.

Thank you for supporting us and we look forward to our journey with you over the next year and beyond.

Sincerely,

Ralph Clark

ShotSpotter, Inc.

39300 Civic Center Dr., Suite 300

Fremont, CA 94538

ShotSpotter, Inc. dba SST, Inc.

39300 Civic Center Dr., Suite 300, Fremont, California 94538 +1.510.794.3100 main +1.888.274.6877 toll free www.shotspotter.com

This letter contains forward-looking statements, including but not limited to statements regarding: the company’s ability to achieve revenue growth at a 25% compounded annual growth rate over the next 3-5 years; the company’s ability to achieve ~40% adjusted EBITDA margins at scale; the company’s ability to achieve revenues and Adjusted EBITDA that exceed the “Rule of 40”; the financial visibility afforded by the company’s subscription model; the quality of the company’s large intellectual property portfolio; the company’s low attrition/high revenue retention experience; the company’s net promoter score; and the company’s low cost of customer acquisition. . The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, such as the duration and extent of the COVID-19 crisis and including those described in the risk factors included in the company’s most recent annual report on Form 10-K and other SEC filings. These forward-looking statements are made as of the date of this letter and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the company undertakes no duty or obligation to update any forward-looking statements contained in this letter as a result of new information, future events or changes in its expectations.

Adjusted EBITDA, a non-GAAP financial measure, represents the company’s net (loss) income before interest (income) expense, income taxes, depreciation, amortization and impairment, stock-based compensation expense and acquisition-related expenses, including contingent liability increases related to any earnout consideration.

ShotSpotter, Inc. dba SST, Inc.

39300 Civic Center Dr., Suite 300, Fremont, California 94538 +1.510.794.3100 main +1.888.274.6877 toll free www.shotspotter.com